Exhibit 99.1

FOR IMMEDIATE RELEASE

American Realty Capital Hospitality Trust Acquires 10 Hotels for $150 Million

Acquisition increases ARC Hospitality’s current lodging portfolio to 132 hotels totaling 16,014 rooms across 32 states

Transaction Represents First 10 of Previously Announced Acquisitions of 44 Hotels

New York, New York, October 20, 2015 - American Realty Capital Hospitality Trust, Inc. (“ARC Hospitality” or the “Company”) announced today that it has completed its previously announced acquisition of 10 hotels for a purchase price of $150.1 million from Summit Hotel Properties (NYSE:INN) (“Summit”), a publicly-traded hotel real estate investment trust. This transaction represents the first 10 of 26 hotels that the Company announced it will be acquiring from Summit for a total purchase price of $347.4 million. In addition, ARC Hospitality currently has another 18 hotels under contract with unrelated Sellers for $392.4 million. ARC Hospitality intends to close on all of the acquisitions during the next eight months consistent with previous announcements, for an aggregate of 44 hotels.

The 10 hotels announced today are all branded with Marriott International and Hilton Hotels & Resorts and are located in Baton Rouge, Louisiana; Flagstaff, Arizona; Fort Wayne, Indiana; Medford, Oregon and El Paso, Texas. The acquisition increases ARC Hospitality’s current lodging portfolio to 132 hotels totaling 16,014 rooms across 32 states.

“We are delighted to acquire these high-quality, stabilized lodging properties with strong brand affiliations from Summit,” commented Jonathan P. Mehlman, Chief Executive Officer of ARC Hospitality. “This transaction shows that we are continuing to execute our focused strategy of acquiring market-leading select service hotels with strong brands and durable cash flows. We look forward to continuing to work with Dan Hansen and his management team on closing the additional hotel properties we have under contract.”

Edward Hoganson, Chief Financial Officer of the Company, added, “These 10 hotels have all delivered robust year-over-year financial performance, and possess strong operating fundamentals that we expect will continue to drive our future growth. Management of these properties will be divided amongst our affiliated hotel operator, Crestline Hotels & Resorts, and Interstate Hotels & Resorts, which currently operates several of the hotels we are acquiring from Summit. We are excited to broaden our scope of property manager relationship with Interstate Hotels & Resorts while continuing to draw upon Crestline’s proven management performance.”

As previously announced, ARC Hospitality financed the acquisition of these hotels with a draw on its $450 million term loan facility, which was co-arranged by Deutsche Bank AG New York Branch, Deutsche Bank Securities, Inc. and BMO Capital Markets.

About ARC Hospitality

ARC Hospitality is a publicly registered, nontraded real estate investment trust (“REIT”). ARC Hospitality’s investment strategy focuses on acquiring stable, institutional quality and strategically located lodging properties in North America branded by premium national hotel brands. For more information on ARC Hospitality, please contact your financial professional or visit the website: www.ARCHospitalityREIT.com (http://www.archospitalityreit.com).

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forwardlooking statements involve risks and uncertainties that could cause the outcome to be materially different. In addition, words such as “will,” “should,” “may,” “anticipate,” “believe,” “expect” and “intend” indicate a forwardlooking statement, although not all forwardlooking statements include these words. This press release also contains estimates and information concerning our industry, including market position, market size, and growth rates of the markets in which we participate, that are based on industry publications and reports. This information involves a number of assumptions and limitations, and you are cautioned not to give undue weight to these projections. We have not independently verified the accuracy or completeness of the data contained in these industry publications and reports. Actual results may differ materially from those contemplated by such forwardlooking statements and projections due to certain factors, including ARC Hospitality’s ability to make investments in a timely manner or on acceptable terms; ARC Hospitality’s ability to complete its pending acquisitions of hotels on the current terms, or at all; the effect of general market, real estate market, economic and political conditions, including the recent economic slowdown and dislocation in the global credit markets; ARC Hospitality’s ability to make scheduled payments on its debt and preferred equity obligations; ARC Hospitality’s ability to generate sufficient cash flows to make distributions to its stockholders; the degree and nature of ARC Hospitality’s competition; the availability of qualified personnel at ARC Hospitality’s advisor, property manager, Crestline Hotels & Resorts, which ARC Hospitality refers to as its subproperty manager, and dealer manager; and ARC Hospitality’s ability to qualify and maintain qualification as a REIT. Additional factors that may affect future results are contained in ARC Hospitality’s filings with the Securities and Exchange Commission (the “SEC”), which are available at the SEC’s website at www.sec.gov (http://www.sec.gov). Further, forwardlooking statements, estimates or projections speak only as of the date they are made, and ARC Hospitality undertakes no obligation to update or revise forwardlooking statements or estimates to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law.

Investor Contacts:

Tim Cifelli	Andrew G. Backman	Jonathan P. Mehlman
President	Managing Director	President & CEO
DDCworks	Investor Relations/Public Relations	ARC Hospitality
tcifelli@ddcworks.com	abackman@arlcap.com	jmehlman@arlcap.com
(484) 342-3600	(917) 475-2135	(212) 415-6500